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                                                                    Exhibit 5(a)

                          INVESTMENT ADVISORY AGREEMENT

                                     Between

          McDONALD & COMPANY SECURITIES, INC. and GRADISON GROWTH TRUST

THIS AGREEMENT is made as of the 4th day of October 1991, between McDonald &Company Securities, Inc., an Ohio corporation (the "Adviser", and Gradison Growth Trust, an Ohio business trust (the "Fund.

In consideration of the mutual covenants hereinafter contained, the parties agree as follows:

1. a. The Trust hereby employs the Adviser to manage the investment and reinvestment of the assets of the Established Growth Fund and the Opportunity Growth Fund (individually, a "Fund" or, collectively, the "Funds" of the Trust in accordance with the Trust's investment objective and policies, and to perform certain other services herein set forth and administer the Trust's affairs to the extent requested, subject to the supervision of the board of trustees of the Trust, for the period and on the terms herein set forth.

b. The Trust also hereby employs the Adviser, which is a broker-dealer registered under the Securities Exchange Act of 1934 and under the laws of certain other jurisdictions, to distribute shares of the Funds of the Trust in certain states in which it may be qualified to do so, upon request of the Trust. In that connection, the Adviser will accept orders for the purchase of shares of the Trust's Funds at net asset value only, and no sales commission, fee or other charge will be made to the investor. No portion of the investment advisory fee specified in Paragraph 11 hereof will be deemed to constitute a distributor's fee or brokerage commission.

c. The Adviser hereby accepts such employment, and agrees to render such services and to assume the obligations herein set forth.

2. The Adviser shall:

a. Obtain, evaluate and provide to the Trust pertinent statistical and economic data, investment research reports and other information relevant to the investment policies of


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the Trust, to securities held by the Trust and to securities which the Trust might purchase or sell. The Adviser reserves the right in its discretion, to purchase or otherwise acquire such data, reports, other information and additional services from other sources, including, in connection with the management of the Funds, the right to contract (for a fee) for the use of a computer modeling methodology;

b. Periodically furnish to the board of trustees of the Trust advice, information and recommendations with respect to an overall investment program for approval, modification or rejection by the Trust;

c. Take such steps as are necessary to implement such investment program as may be approved by the Trust through the purchase and sale of securities, including the placing of orders for such purchases and sales;

d. Report periodically to the Trust with respect to implementation of such approved investment programs and with respect to the Adviser's activities in connection with the administration of the Trust;

e. Provide shareholder services for the Trust (other than services to be performed by any transfer agent, dividend disbursing agent, registrar, distributor, custodian or depository appointed by the Trust). Such shareholder services shall include, without limitation, responses to inquiries from investors and receipt of purchase orders and redemption requests; and

f. Provide persons satisfactory to the board of trustees of the Trust to act as officers of the Trust.

3. Any investment program undertaken by the Adviser pursuant to this Agreement, and any other activities undertaken by the Adviser on behalf of the Trust, shall at all times be subject to any directives of the board of trustees of the Trust, or of any duly constituted committee of the board, or of any officer of the Trust acting pursuant to authority granted by the board or by any such committee.

4. In addition to performing the obligations set forth in Paragraph 2 hereof, the Adviser shall assume and bear expenses incurred with respect to the following:

a. Trustees who are affiliated with the Adviser;

b. Officers who are necessary for the management, operations, administration and investments of the Trust; and


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c. Distribution of the shares of the Trust's Funds (other than the portion of any such expenses to be borne by the Trust in accordance with an effective plan pursuant to Rule 12b-1 under the Investment Company Act of 1940), including but not limited to the preparation, printing and mailing of any sales literature and other advertising materials for the Trust the furnishing to potential investors of prospectuses, annual and semi-annual reports of the Trust and other materials regarding the Trust and payments to brokers and dealers for their assistance with respect to the distribution of shares of the Trust's Funds.

5. All expenses not specifically assumed by the Adviser under this Agreement which may be incurred in the operation of the Trust will be borne by the Trust. These include:

a. Expenses incurred by the Trust for office space, office facilities, business equipment and utilities (including communications expenses);

b. Costs of preparing, printing and mailing, and expenses incurred in connection with the furnishing of information and administrative assistance with respect to the preparation of registration statements and prospectuses, including amendments and revisions thereto, and annual, semi-annual and other periodic reports furnished to shareholders of the Trust or to regulatory authorities; and other documents required by regulatory authorities; and notices and proxy solicitation materials furnished to shareholders of the Trust;

c. Such distribution expenses as may be contemplated by an effective plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, provided, however, that any such payment by the Trust of distribution expenses shall be in the amounts, and in accordance with the procedures, set forth in such plan;

d. Registration, filing and other fees in connection with requirements of regulatory authorities;

e. Expenses of issue, sale, redemption and repurchase of shares of the Trust's Funds;

f. Expenses incurred by the Trust in connection with the provision of shareholder services by the Adviser or others;

g. Compensation of trustees of the Trust who are not affiliated with the Adviser;

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h. Compensation and expenses of any transfer agent, dividend disbursing agent, registrar, custodian or depository appointed by the Trust;

i. Charges and expenses of independent accountants retained by the Trust;

j. Brokers' commissions and issue or transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust or a Fund of the Trust is a party;

k. Taxes and other fees payable by the Trust to federal, state, or other governmental agencies;

1. Costs of share certificates representing shares of the Trust's Funds;

m. Legal fees and expenses (including reimbursement to the Adviser for legal services provided to the Trust, subject to review by the Trust's outside counsel) in connection with the operations of the Trust, including the registration or qualification of its shares with federal or state regulatory authorities;

n. Expenses of the Trust, including expenses incurred in connection with shareholders' or trustees' meetings; and

o. Fees and other expenses incurred by the Trust in connection with its membership in any organization.

6. Expenses borne by the Trust pursuant to Paragraph 5 hereof and attributable to a specific Fund of the Trust shall be allocated to that Fund. Expenses borne by the Trust pursuant to Paragraph 5 hereof that are not specifically attributable to a Fund shall be allocated to each Fund in a manner and on a basis determined in good faith by the Adviser to be fair and equitable, subject to review by the board of trustees of the Trust.

7. The Fund shall cause its books and accounts to be audited at least once each year by a firm of independent public accountants who shall render a written report to the Trust.

8. The Fund shall reimburse the Adviser for all costs (direct and indirect) which are fairly allocable to the shareholder services performed by the Adviser's employees under this Agreement on behalf of the Trust including, without limitation, appropriate portions of employee salaries, benefits and expenses in the event of disagreement between

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the Trust and the Adviser as to a fair basis for allocating such costs, such basis shall be fixed by the independent public accountants for the Trust, and the parties shall be bound thereby.

9. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to other persons so long as the services to be rendered hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, office or employee of the Adviser to engage in any other business or to devote his time and attention in part to any other business.

10. The Adviser assumes no responsibility or obligation under this Agreement other than to render in good faith the services provided for herein; provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Trust or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of reckless disregard of its obligations and duties hereunder. The Adviser shall not be responsible or liable for any action or inaction of the board of trustees of the Trust or any committee thereof.

11. In addition to all other charges and expenses to be paid hereunder, the Trust shall pay to the Adviser compensation for its services and facilities furnished hereunder, at the following annual rate with respect to each of the Established Growth Fund and the Opportunity Growth Fund: 0.9% of that Fund's average daily net assets up to $100 million, 0.8% of that Fund's average daily net assets exceeding $100 million up to $200 million, and 0.7% that Fund's average daily net assets exceeding $200 million. The fee shall be computed and accrued daily. The fee so computed and accrued during each calendar month shall be paid to the Adviser on the first day of the next month.

12. The Adviser shall reimburse the Trust if and to the extent that expenses (excluding brokerage commissions, taxes, interest and extraordinary items) borne by the Trust in any fiscal year exceed any expense limitation applicable to the Trust imposed by any federal or state regulatory authority (as such limitations may be established from time to time). During any fiscal year, the Adviser shall be bound, in calculating the amount of any such excess, by the most stringent applicable requirements of any state in which the shares of the Trust's Funds are qualified for sale. Such

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excess expenses, if any, shall be determined and paid on a monthly basis, subject to annual adjustment so that the aggregate of reimbursements, if any, by the Adviser to the Trust for the fiscal year are in the amount necessary to limit such expenses to the applicable expense limitation.

13. It is mutually understood that trustees, officers, shareholders, employees and agents of the Trust are or may be interested in the Adviser as directors, officers, stockholders, employees, agents or in other capacities; that directors, officers, stockholders, employees and agents of the Adviser are or may be interested in the Trust as trustees, officers, shareholders, employees, agents of in other capacities; that the Adviser may be interested in the Trust as a shareholder or otherwise; and that the existence of any such dual interest shall not affect the validity of this Agreement or of any transactions made hereunder, except as may otherwise be provided in the Declaration of Trust of the Trust or the Articles of Incorporation of the Adviser, or by any specific provision of any applicable statute, rule or regulation.

14. This Agreement shall become effective as to both Funds of the Trust as of the date first set forth above and shall continue in effect until June 30, 1992. Thereafter, it shall continue in effect from year to year, provided such continuance is specifically approved at least annually, at meetings called for the purpose of voting upon such approvals, by the vote of a majority of the outstanding voting securities of that Fund or by the vote of a majority of the board of trustees of the Trust, and in either event by the vote cast in person of a majority of the trustees of the Trust who are not interested persons (a defined in the Investment Company Act of 1940, as amended) of either party to this Agreement.

15. The Trust may at any time and without the payment of any penalty terminate this Agreement as to either Fund upon 60 days' written notice to the Adviser, either by action of the board of trustees of the Trust or by the vote of a majority of the outstanding voting securities of that Fund, and the Adviser may at any time and without the payment of any penalty terminate this Agreement upon 60 days' written notice to the Trust. This Agreement shall automatically terminate in the event of its assignment (within the meaning of the Investment Company Act of 1940, as amended) by the Adviser, unless such automatic termination shall be prevented by an order of exemption from the Securities and Exchange Commission.


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16. This Agreement may be amended at any time by the mutual consent of the parties, provided that such consent on the part of the Trust shall have been approved, at meetings called for the purpose of voting upon such consent, by the vote of a majority of the outstanding voting securities of the affected Fund, and by the vote of a majority of the board of trustees of the Trust, including the vote cast in person by a majority of the trustees of the Trust who are not interested persons (as defined in the Investment Company Act of 1940, as amended) of either party to this Agreement.

17. The parties to this Agreement acknowledge that the Adviser has an exclusive proprietary interest in the use of the names "Gradison" and "McDonald" and further acknowledge that the Adviser has consented to the use of such names by the Trust subject to withdrawal of such consent upon 30 days' written notice to the Trust. The Trust agrees that the names 'Gradison' and "McDonald" will be used by it only in connection with the business of an open-end diversified management investment company; that such names will be used only in such forms, styles and contexts as may be approved by the Adviser; and that the Trust will not do or cause to be done any act or undertaking which has the effect of contesting, challenging or in any way impairing the Adviser's right, title or interest in or to such names. The Trust agrees that it will not represent that it has any right, title or interest in such names, and that the Trust's use of such names shall not create any right, title or interest in its favor therein. Within 30 days after the termination of this Agreement for any reason, or after the written withdrawal of such consent of the Adviser (with or without cause and within the Adviser's sole discretion) the Trust (a) will cease and desist from every use of the names 'Gradison' and "McDonald" and will deliver to the Adviser all prospectuses, sales literature and other advertising materials bearing such names; (b) will cause its name to be changed so as to eliminate the word 'Gradison" or 'McDonald' therefrom; and (c) will not at any time thereafter adopt or use any name, mark or other trade designation which is confusingly similar to the names 'Gradison" or 'McDonald" or likely to mislead the public.

18. Any notice required by or permitted to be given in connection with this Agreement shall be in writing, addressed and delivered in person, or mailed postage prepaid, to the addresses designated by the respective parties for the receipt of such notice. Until further written notice, it is agreed that the addresses of the Adviser and of the Trust, respectively, shall be:


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McDonald & Company Securities, Inc.
Attention: Gordon Price
2100 Society Building
Cleveland, Ohio 44114

Gradison Growth Trust
Attention: William J. Leugers, Jr.
The 580 Building
Cincinnati, Ohio 45202

Gradison Growth Trust
Attention: Daniel J. Castellini
Central Trust Tower
Cincinnati, Ohio 45202

19. The shareholders, trustees, officers, employees and agents of the Trust shall not personally be bound by or liable under this Agreement, nor shall resort be had to their private property for the satisfaction of any obligation or claim hereunder, as more fully provided under the terms of the Declaration of Trust.

IN WITNESS WHEREOF, the parties have executed this Investment Advisory Agreement as of the date first written above.

McDONALD & COMPANY SECURITIES, INC.                      GRADISON GROWTH TRUST

By: [Illegible]                                            By  Donald E. Weston

Chairman                                                       Chairman